Exhibit 99.77(i)

ITEM 77I – Terms of new or amended securities

1.	On January 11, 2018, the Registrant’s Board of Trustees approved the establishment of Class R shares for Voya Target In-Retirement Fund, Voya Target Retirement 2020 Fund, Voya Target Retirement 2025 Fund, Voya Target Retirement 2030 Fund, Voya Target Retirement 2035 Fund, Voya Target Retirement 2040 Fund, Voya Target Retirement 2045 Fund, Voya Target Retirement 2050 Fund, Voya Target Retirement 2055 Fund, and Voya Target Retirement 2060 Fund.